Exhibit 10.12

January 19, 2020

Troy Seelye

Dear Mr. Troy Seelye,

Progenity, Inc. (the “Company”) is pleased to confirm the following employment offer as Chief Information Officer at the Senior Vice President level starting March 30, 2020 (the “Employment Start Date”). This offer is subject to the terms and conditions set forth in this offer letter.

Employment

You agree to serve as Chief Information Officer and shall have the duties and responsibilities commensurate with such position reporting directly to Harry Stylli, Chief Executive Officer. The annual base salary for this position is $400,000 on a full-time basis. Progenity will provide you with a $25,000 sign-on bonus to be paid on the pay date following 3 months of employment. Should you voluntary resign within 12 months of your sign-on bonus payment, you will be required to repay the sign on bonus on a pro-rata basis.

Benefits

Beginning the first of the month following your start date, the Company will provide you with the usual health insurance benefits it generally provides to other employees. Except for any waiting period that may be applicable, you will have immediate right to participate in and receive benefit from life, accident, disability, medical, bonus, and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. These plans may vary, from time to time, be amended, or terminated.

PTO

Your PTO time shall be in accord with th Company’s PTO policy that allows all full-time employees to accrue three weeks’ PTO per benefit year.

Bonus

You are eligible for the annual bonus program, with a target bonus of 40% of your annual salary. Bonuses are calculated annually when the calendar year ends and are awarded in the first quarter of the following year. These bonuses are prorated based on your start date. You would be eligible for your first bonus during the first quarter of 2021. The bonus incentive is based on several items including company performance, individual goals, and a subjective portion. The bonus program is operated at the sole discretion of the Company and is subject to review, modification, or revocation at any time.

Equity Awards

You will be granted a restricted stock unit (“RSU”) award covering 137,500 restricted stock units and also a stock option (“Stock Option”) award to purchase up to 275,000 shares of common stock. Additional grants are given based on performance. Such RSU and Stock Option awards are subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and related RSU and Stock Option agreements and notice forms, and except as otherwise specified or provided, twenty-five percent of each award will vest one year from the 15th day of the calendar month following the month of your employment start date and the balance will vest in 36 consecutive equal monthly installments on the 15th day of each month thereafter.

5230 S. State Road, Ann Arbor, MI 48108 USA Tel +1 855-293-2639 • Fax +1 248-848-1623 • progenity.com

Other Activities

Except under prior approval of your direct supervisor, you shall not during the period of your employment engage, directly or indirectly, in any business activity that is or may be competitive with, or might you be in competing position to that of the Company.

Employee Confidentiality and Proprietary Rights Assignment Agreement

In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm or Company which would prevent, limit, impair or in any way affect the performance by you of your duties as an Employee of the Company. You also represent that as an employee of the Company you will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence prior to your employment by the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.

You have not entered into and you agree not to enter into any agreement, either written or oral, in conflict with your employment at the Company. You further agree to conform to the rules and regulations of the Company.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. The “at will” nature of the employment between you and the Company cannot be changed or modified other than in writing by the President.

This offer is contingent upon successful completion of a background investigation, which may include civil, and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Robyn Hatton

Robyn Hatton

Vice President of Human Resources

Progenity, Inc.

Agreed	/s/ Troy Seelye		01/21/2020
	Signature	Date

Troy Seelye
Printed Name

5230 S. State Road, Ann Arbor, MI 48108 USA Tel +1 855-293-2639 • Fax +1 248-848-1623 • progenity.com